Exhibit 99.(k)(2)

The Penn Mutual Life Insurance Company

600 Dresher Road, C11

Horsham, Pennsylvania 19044

(215) 956-7754

Franklin L. Best, Jr.

Managing Corporate Counsel

and Secretary

July 22, 2008

Board of Trustees

The Penn Mutual Life Insurance Company

Philadelphia, PA 19172

Re:          Flexible Premium Adjustable Variable Life Insurance Policy

SEC Registration Statement – SEC File No. 33-54662

Ladies and Gentlemen:

In my opinion the Diversified Growth VUL flexible premium adjustable life insurance policy, registered with the U.S. Securities and Exchange Commission under the above referenced registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,

/s/Franklin L. Best
Franklin L. Best, Jr.
Managing Corporate Counsel